Exhibit 99.2

Rhofade® Product of Allergan plc

Unaudited Special Purpose Statements of Assets Acquired and Liabilities Assumed as of September 30, 2018 and

December 31, 2017 and Special Purpose Statements of Revenues and Direct Expenses for the nine months ended

September 30, 2018 and September 30, 2017

Rhofade® Product of Allergan plc

Rhofade® Product of Allergan plc

Special Purpose Statements of Assets Acquired and Liabilities Assumed as of September 30, 2018 and December 31, 2017

	September 30,	December 31,
(unaudited; $ in thousands)	2018	2017
Assets acquired:
Inventories	$315	$574
Samples	2,220	2,433
Intangible assets	386,221	407,369
Total assets acquired	388,756	410,376
Contingent consideration obligations	3,900	11,800
Total liabilities assumed	3,900	11,800
Net assets acquired	$384,856	$398,576

The accompanying notes are an integral part of these special purpose financial statements.

Rhofade® Product of Allergan plc

Special Purpose Statements of Revenues and Direct Expenses for the nine months ended September 30, 2018 and 2017

	Nine Months Ended September 30,
(unaudited; $ in thousands)	2018	2017
Net revenues	$10,523	$5,400
Direct expenses:
Cost of sales (excludes amortization and contingent consideration)	905	479
Contingent consideration accretion and fair value adjustments	(7,900)	(6,600)
Research and development (excludes contingent consideration)	1,725	2,908
Selling and marketing	5,564	27,049
General and administrative	390	174
Amortization	21,148	19,751
Total direct expenses	21,832	43,761
Revenues less direct expenses	$(11,309)	$(38,361)

The accompanying notes are an integral part of these special purpose financial statements.

NOTES TO THE UNAUDITED SPECIAL PURPOSE FINANCIAL STATEMENTS

NOTE 1 — Basis of Presentation

Background

Allergan plc (“Allergan” or the “Company”), including its subsidiaries, is a global pharmaceutical company focused on developing, manufacturing and commercializing branded pharmaceutical (“brand”, “branded” or “specialty brand”), device, biologic, surgical and regenerative medicine products for patients around the world. Allergan markets a portfolio of leading brands and best-in-class products for the central nervous system, eye care, medical aesthetics and dermatology, gastroenterology, women’s health, urology and anti-infective therapeutic categories.

On October 15, 2018, Aclaris Therapeutics, Inc. (“Aclaris”) and Allergan Sales, LLC entered into an Asset Purchase Agreement (the “Aclaris Agreement”) whereby Aclaris agreed to purchase the Company’s rights to Rhofade® (the “Product”). Pursuant to the Aclaris Agreement, Aclaris acquired from the Company certain existing assets and liabilities and rights related to the development, manufacture, import, export, commercialization, distribution, marketing, use, storage, transport, promotion, disposition or sales of the Product. On November 30, 2018, Aclaris and Allergan Sales, LLC completed this transaction.

Basis of Presentation

The accompanying Special Purpose Financial Statements (the “Financial Statements”) are prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”), and have been prepared for inclusion in Aclaris’ filing with the Securities and Exchange Commission (“SEC”) under Rule 3.05 of Regulation S-X. It is impracticable to prepare complete financial statements related to the Rhofade® product line as the product line was not a separate legal entity of Allergan and was never operated as a stand-alone business, division or subsidiary. Aclaris received a waiver from the SEC to present a Statement of Revenues and Direct Expenses and a Statement of Assets Acquired and Liabilities Assumed for the purpose of complying with Rule 3.05 (the “SEC Waiver Letter”). These Financial Statements are not intended to be a complete presentation of financial position, results of operations, or cash flows of the Product in conformity with GAAP.

The Financial Statements have been derived from the accounting records of Allergan using historical results of operations and financial position and only present the assets acquired and liabilities assumed and the associated revenues and direct expenses, including certain allocated expenses, of the Product. The net assets acquired include inventory, samples, intangible assets and contingent liabilities specifically identified in the Aclaris Agreement.

Allergan plc supported the Product through November 30, 2018. From November 30, 2018 through twelve months after the issuance of these financial statements, Aclaris will support the Product on a going concern basis.

The Financial Statements are not necessarily indicative of the results of operations that would have occurred or may occur in the future if the Product had been an independent company.

Allocations

These Financial Statements include revenues generated by the Product, less expenses directly attributable to the Product, and certain allocations of direct operating costs incurred by Allergan relating to the Product. Direct expenses attributable to the Product include cost of sales, contingent consideration accretion and fair value adjustments, research and development (“R&D”), amortization and select selling and marketing expenses.

Shared selling and marketing expenses were attributed to the Product utilizing an allocation methodology based on a percentage of sales, percentage of allocated headcount, percentage of marketing efforts for promoted products or percentage of allocated selling efforts from the Company’s incentive compensation program. General and administrative expenses were attributed to the Product utilizing an allocation methodology based on a percentage of sales for costs applicable to the Product. Allocations of Allergan corporate overhead not directly related to the operations of the Product, as well as allocations of interest or income taxes, have been excluded from these Financial Statements. The Financial Statements have been prepared utilizing consistent methodologies for all periods reported.

NOTE 2 — Summary of Significant Accounting Policies

Use of Estimates

Management is required to make certain estimates and assumptions in order to prepare financial statements in conformity with GAAP. Such estimates and assumptions affect the reported financial statements. The Company’s most significant estimates relate to the determination of SRAs (defined below), the valuation of inventory balances, the determination of useful lives for intangible assets and measurement of assets acquired and liabilities assumed in business combinations at fair value. The estimation process requires assumptions about future events and conditions, and as such, is inherently subjective and uncertain. Actual results could differ materially from those estimates.

Product Rights and Other Definite Lived Intangible Assets

Our product rights and other definite lived intangible assets are stated at cost, less accumulated amortization, and are amortized using the economic benefit model or the straight-line method over their estimated useful lives. We determine amortization periods for product rights and other definite lived intangible assets based on our assessment of various factors impacting estimated useful lives and cash flows. Such factors include the product’s position in its life cycle, the existence or absence of like products in the market, various other competitive and regulatory issues, and contractual terms. Significant changes to any of these factors may result in a reduction in the intangibles useful life and an acceleration of related amortization expense, which could cause our net results to decline.

Product rights and other definite lived intangible assets are evaluated at the Product level to determine if the held-for-sale criteria are met in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 360, Property, Plant, and Equipment (“ASC 360”). If the held-for-sale criteria are met, then the Product would evaluate the asset for impairment under the held-for-sale model. If the held-for-sale criteria are not met at Product level, the product rights and other definite lived intangible assets should be evaluated to determine if any impairment indicators exists under the held-and-used model in accordance with ASC 360. It was determined that the held-for-sale criteria was not met at the Product level and therefore, we accounted for product rights and other definite lived intangible assets under the held-and-used model.

Under the held-and-used model, product rights and other definite lived intangible assets are tested periodically for impairment when events or changes in circumstances indicate that an asset’s carrying value may not be recoverable. The impairment testing involves comparing the carrying amount of the asset to the forecasted undiscounted future cash flows. In the event the carrying value of the asset exceeds the undiscounted future cash flows, the carrying value is considered not recoverable and an impairment exists. An impairment loss is measured as the excess of the asset’s carrying value over its fair value, calculated using discounted future cash flows. The computed impairment loss is recognized in net (loss) / income in the period that the impairment occurs. Assets which are not impaired may require an adjustment to the remaining useful lives for which to amortize the asset. Our projections of discounted cash flows use a discount rate determined by our management to be commensurate with the risk inherent in the business model. Our estimates of future cash flows attributable to our other definite lived intangible assets require significant judgment based on our historical and anticipated results and are subject to many factors. Different assumptions and judgments could materially affect the calculation of the fair value of the other definite lived intangible assets which could trigger impairment.

Inventories

Inventories consist of finished goods held for sale and distribution, raw materials and work in process. Inventory represents Food and Drug Administration (“FDA”) approved product. Inventory valuation reserves are established based on a number of factors/situations including, but not limited to, raw materials, work in process or finished goods not meeting product specifications, product obsolescence, or application of the lower of cost (first-in, first-out method) or market (net realizable value) concepts. The determination of events requiring the establishment of inventory valuation reserves, together with the calculation of the amount of such reserves may require judgment. Assumptions utilized in our quantification of inventory reserves include, but are not limited to, estimates of future product demand, consideration of current and future market conditions, product net selling price, anticipated product launch dates, potential product obsolescence and other events relating to special circumstances surrounding certain products. No material adjustments have been required to our inventory reserve estimates for the periods presented. Adverse changes in assumptions utilized in our inventory reserve calculations could result in an increase to our inventory valuation reserves and higher cost of sales.

Samples

Samples consist of product samples used in selling and marketing efforts and are recorded at cost as a separate line item on the statement of assets acquired and liabilities assumed.

Contingent Consideration

Contingent consideration is recorded at the acquisition date estimated fair value of the contingent payments. The fair value of the contingent consideration is remeasured at each reporting period with any adjustments in fair value included in our statements of operations. We determine the fair value of contingent consideration obligations based on a probability-weighted income approach derived from revenue estimates, post-tax gross profit levels and a probability assessment with respect to the likelihood of achieving contingent obligations including contingent payments such as milestone obligations, royalty obligations and contract earn-out criteria, where applicable. The fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement as defined using the fair value concepts defined in ASC 820 (as defined below). The resultant probability-weighted cash flows are discounted using an appropriate effective annual interest rate. At each reporting date, the contingent consideration obligation will be revalued to estimated fair value and changes in fair value will be reflected as income or expense in our statement of operations. Changes in the fair value of the contingent consideration obligations may result from changes in discount periods and rates, changes in the timing and amount of future revenue estimates and changes in probability assumptions with respect to the likelihood of achieving the various contingent payment obligations. Changes in assumptions utilized in our contingent consideration fair value estimates could result in an increase or decrease in our contingent consideration obligation and a corresponding charge or reduction to operating results.

Revenue Recognition

On January 1, 2018, we adopted Accounting Standards Update (“ASU”) No. 2014‑09, “Revenue from Contracts with Customers” (“Topic 606”) using the modified retrospective method applied to those contracts which were not completed as of January 1, 2018. Results for reporting periods beginning after January 1, 2018 are presented under Topic 606, while prior period amounts are not adjusted and continue to be reported in accordance with our historical accounting practices. The impact to revenues for the three and nine months ended September 30, 2018 was not significant as a result of the adoption. The adoption of this guidance does not have a material impact on the Company’s financial position or results of operations as the Company’s sales primarily are governed by standard bill and ship terms of pharmaceutical products to customers.

The Company applies the practical expedient as defined in Topic 606 to recognize the incremental costs of obtaining contracts as an expense when incurred if the amortization period of the assets that the Company otherwise would have recognized is one year or less. These costs which are included in selling, general, and administrative expenses are consistent with the accounting prior to the adoption of Topic 606. The Company also elected to use the practical expedient to not adjust the promised amount of consideration for the effects of the time value of money for contracts in which the anticipated period between when the Company transfers the goods or services to the customer and when the customer pays is equal to one year or less.

General

Topic 606 provides that revenues are recognized when control of the promised goods under a contract is transferred to a customer, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods as specified in the underlying terms with the customer. The Company warrants products against defects and for specific quality standards, permitting the return of products under certain circumstances. Product sales are recorded net of all sales-related deductions including, but not limited to: chargebacks, trade discounts, commercial and government rebates, customer loyalty programs, fee-for-service arrangements with certain distributors, returns, and other allowances which we refer to in the aggregate as sales returns and allowances (“SRA”).

The Company’s performance obligations are primarily achieved when control of the products is transferred to the customer. Transfer of control is based on contractual performance obligations, but typically occurs upon receipt of the goods by the customer.

Prior to the achievement of performance obligations, shipping and handling costs associated with outbound freight for a product to be transferred to a customer are accounted for as a fulfillment cost and are included in selling and marketing expenses.

Significant Payment Terms

A contract with a customer states the final terms of the sale, including the description, quantity, and price of each product purchased. The Company’s payment terms vary by the type and location of the customer and the products offered. A customer agrees to a stated rate and price in the contract and given that most of the products sold contain variable consideration, the amount of revenue recognized incorporates adjustments for SRAs as appropriate.

Determining the Transaction Price

The Company offers discounts and rebates to certain customers who participate in various programs that are referred to as SRA allowances as described further below in the section “Provisions for SRAs”. Such discounting and rebating activity is included as part of the Company’s estimate of the transaction price and is accounted for as a reduction to gross sales. At time of sale, the Company records the related SRA adjustments. The Company performs validation activities each period to assess the adequacy of the liability or contra receivable estimates recorded to reflect actual activity and will adjust the reserve balances accordingly.

Provisions for SRAs

As is customary in the pharmaceutical industry, certain customers may receive cash-based incentives or credits, which are variable consideration accounted for as SRAs. The Company estimates SRA amounts based on the expected amount to be provided to customers, which reduces the revenues recognized. The Company believes that there will not be significant changes to our estimates of variable consideration. The Company uses a variety of methods to assess the adequacy of the SRA reserves to ensure that our financial statements are fairly stated. These provisions are estimated based on historical payment experience, the historical relationship of the deductions to gross product revenues, government regulations, estimated utilization or redemption rates, estimated customer inventory levels and current contract sales terms. The estimation process used to determine our SRA provisions has been applied on a consistent basis.

Chargebacks — A chargeback represents an amount payable in the future to a wholesaler for the difference between the invoice price paid by such wholesaler customer for a particular product and the negotiated contract price that the wholesaler’s customer pays for that product. The chargeback provision and related reserve varies with changes in product mix, changes in customer pricing and changes to estimated wholesaler inventories. The provision for chargebacks also takes into account an estimate of the expected wholesaler sell-through levels to indirect customers at certain contract prices. The Company validates the chargeback accrual quarterly through a review of the inventory reports obtained from our largest wholesale customers. This customer inventory information is used to verify the estimated liability for future chargeback claims based on historical chargeback and contract rates. These large wholesalers represent the vast majority of the recipients of the Company’s chargeback credits. We continually monitor current pricing trends and wholesaler inventory levels to ensure the contra-receivable for future chargebacks is fairly stated.

Rebates — Rebates include volume related incentives to direct and indirect customers, third-party managed care and Medicare Part D rebates, Medicaid rebates and other government rebates. Rebates are accrued based on an estimate of claims to be paid for product sold into trade by the Company. Volume rebates are generally contractually offered to customers as an incentive to use the Company’s products and to encourage greater product sales. These rebate programs include contracted rebates based on customers’ purchases made during an applicable monthly, quarterly or annual period. The provision for third-party rebates is estimated based on our customers’ contracted rebate programs and the Company’s historical experience of rebates paid. Any significant changes to our customer rebate programs are considered in establishing the provision for rebates. The provisions for government rebates are based, in part, upon historical experience of claims submitted by the various states and authorities, contractual terms and government regulations. We monitor legislative changes to determine what impact such legislation may have on our provision.

Cash Discounts — Cash discounts are provided to customers that pay within a specific time period. The provision for cash discounts is estimated based upon invoice billings and historical customer payment experience. The Company’s experience of payment history is fairly consistent and most customer payments qualify for a cash discount.

Coupons — Coupons allow end-user patients a discount per prescription and are accrued based on historical experience, contract terms and the volume of product and coupons in the distribution channel.

Returns and Other Allowances — The Company’s provision for returns and other allowances include returns and promotional allowances.

Consistent with industry practice, the Company maintains a returns policy that allows customers to return product for a credit. In accordance with the Company’s policy, credits for customer returns of products are applied against outstanding account activity or are settled in cash. Product exchanges are not permitted.

Customer returns of product are generally not resalable. As the product is a recently launched product with limited returns history, the Company’s estimate of the provision for returns is based on the historical return experience of other similar products. Additionally, we consider other factors when estimating the current period returns provision, including levels of inventory in the distribution channel, as well as significant market changes which may impact future expected returns.

The following table summarizes the charges recognized for SRA provisions ($ in thousands):

				Return and
				Other
	Chargebacks	Rebates	Coupons	Allowances	Cash Discounts	Total
Nine Months Ended September 30, 2018	$14	$5,251	$16,691	$2,064	$705	$24,725
Nine Months Ended September 30, 2017	$2	$1,769	$6,243	$859	$292	$9,165

R&D Activities

R&D activities are expensed as incurred and consist of self-funded R&D costs, the costs associated with work performed under regulatory fees, and acquisition and license related milestone payments, if any.

Recent Accounting Pronouncements

In August 2018, the FASB issued ASU No. 2018‑13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement, which removes, adds and modifies certain disclosure requirements for fair value measurements in Topic 820. The Company will no longer be required to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, and the valuation processes of Level 3 fair value measurements. However, the Company will be required to additionally disclose the changes in unrealized gains and losses included in other comprehensive income for recurring Level 3 fair value measurements, and the range and weighted average of assumptions used to develop significant unobservable inputs for Level 3 fair value measurements. The ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The amendments relating to additional disclosure requirements will be applied prospectively for only the most recent interim or annual period presented in the initial year of adoption. All other amendments will be applied retrospectively to all periods presented upon their effective date. The Company is permitted to early adopt either the entire ASU or only the provisions that eliminate or modify the requirements.

NOTE 3 — Inventories

Inventories consisted of the following ($ in thousands):

	September 30,	December 31,
	2018	2017
Raw Materials	$41	$78
Finished Goods	394	496
	435	574
Less: inventory reserves	120	—
Inventories	$315	$574

NOTE 4 — Intangible Assets

Intangible Assets

Rhofade® was acquired by the Company as part of the acquisition of legacy Allergan, Inc. Rhofade® was previously acquired by Allergan, Inc. as part of a transaction with Vicept Therapeutics. The Company valued the Rhofade® asset during the valuation period of the acquisition of Allergan, Inc. utilizing the market participant view of the asset. Intangible assets are product rights which were acquired through the Allergan, Inc. business combination. Intangible assets consisted of the following ($ in thousands):

	September 30,	December 31,
Cost Basis	2018	2017
Total definite-lived intangible assets	$434,170	$434,170
Total intangibles .	$434,170	$434,170

	September 30,	December 31,
Accumulated Amortization	2018	2017
Total intangibles	$(47,949)	$(26,801)
Net Intangibles	$386,221	$407,369

On January 19, 2017, the FDA approved Rhofade® for the topical treatment of persistent facial erythema (redness) associated with rosacea in adults. In conjunction with the approval, the Company reclassified the intangible asset related to Rhofade® from an In-process Research and Development indefinite-lived intangible asset to a Currently Marketed Product definite-lived intangible asset and began amortizing the product over its useful life. As a result of the approval, the Company paid a milestone not part of contingent liabilities to Aspect Pharmaceuticals of $1,500 thousand, which was capitalized as an intangible asset and will be amortized over the useful life of the product.

The carrying value of intangible assets is re-evaluated for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Further, the appropriateness of useful lives assigned to long-lived assets, including product rights, is continually evaluated.

As a result of the transaction with Aclaris, the Rhofade® intangible asset was reviewed for impairment by comparing the undiscounted pre-tax cash flows over its useful life to the asset carrying value, noting no impairment under step 1 of the impairment testing process under the held-and-used model. The useful life, which extends in excess of ten years, is within the range of patent expiries for the product. If the cash flows were to fail step 1 of the testing process, the impairment resulting would be material due to the addition of taxes and the discounting of the cash flows over the useful life. As the Product is expected to achieve revenue growth, on a discounted basis, the future earnings achieved in later periods would have a relatively lower fair value than if they were achieved in year one of the projections. The fair value of the cash flow forecast utilized in step 1 of the impairment testing process approximated the fair value of the estimated purchase price.

In the second quarter of 2018, Allergan plc determined that the held-for-sale criteria was met for the Company’s sale of Rhofade® and recorded an impairment charge of approximately $252.0 million using the anticipated fair value of the transaction.

Amortization expense for the nine months ended September 30, 2018 and 2017 was $21,148 thousand and $19,751 thousand, respectively. Amortization expense is recorded on a straight-line basis over the useful life of the definite-lived intangible asset.

Assuming no additions, disposals or adjustments are made to the carrying value and/or useful lives of the intangible assets, annual amortization expense on intangible assets as of September 30, 2018 over each of the next five years is estimated to be as follows ($ in thousands):

Amortization Expense
2018 Remaining	$7,050
2019	$28,198
2020	$28,198
2021	$28,198
2022	$28,198
2023	$28,198

The above amortization expense is an estimate. Actual amounts may change for such estimated amounts due to potential impairments, accelerated amortization or other events.

NOTE 5 — Contingent Consideration Obligations

Companies are required to use a fair value hierarchy as defined in ASC Topic 820 “Fair Value Measurement,” (“ASC 820”) which maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value (“Fair Value Leveling”). There are three levels of inputs used to measure fair value with Level 1 having the highest priority and Level 3 having the lowest:

Level 1 — Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2 — Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 — Unobservable inputs that are supported by little or no market activity. The Level 3 assets are those whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques with significant unobservable inputs, as well as instruments for which the determination of fair value requires significant judgment or estimation.

Fair value is the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants.

The fair value measurement of the contingent consideration obligations is determined using Level 3 inputs and is based on a probability-weighted income approach. The payments are discounted at rates interpolated between 5.9% and 8.9% based on potential respective payment dates. As of December 31, 2017, Vicept Therapeutics may receive earnout payments of $75 million, $125 million and $175 million if annual nets sales of Rhofade® exceeded $250 million, $350 million and $500 million, respectively. The cash flows utilized in estimating the fair value of the contingent consideration obligations were based on market participant assumptions, including price and volume as well as the overall market size and demand.

The table below provides a summary of the changes in fair value, including net transfers in and/or out, of all financial assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the nine months ended September 30, 2018 and 2017 ($ in thousands):

	Balance as of December 31, 2017	Net transfers in to (out of) Level 3	Purchases, settlements, and other net	Net accretion and fair value adjustments	Balance as of September 30, 2018
Liabilities:
Contingent consideration obligations	$11,800	$—	$—	$(7,900)	$3,900

	Balance as of December 31, 2016	Net transfers in to (out of) Level 3	Purchases, settlements, and other net	Net accretion and fair value adjustments	Balance as of September 30, 2017
Liabilities:
Contingent consideration obligations	$182,900	$—	$(110,000)	$(6,600)	$66,300

The Company made a $110,000 thousand payment to Vicept Therapeutics as a result of the Product receiving approval by the FDA. The net accretion and fair value adjustment for the nine month periods ended September 30, 2018 and 2017 was $7,900 thousand as a result of higher discounting experienced in 2018 and $6,600 thousand as a result of lower than expected volumes partially offset by a probability of success adjustment due to the FDA approval in January 2017.

NOTE 6 — Other

Included within selling and marketing expenses for the nine months ended September 30, 2018 and 2017 was $645.1 thousand and $474.1 thousand, respectively, relating to sample expenses.

NOTE 7 — Subsequent Events

The financial statements of the Company are derived from the consolidated financial statements of Allergan plc, which issued its financial statements for the nine months-ended September 30, 2017 on October 30, 2018. Accordingly, the Company has evaluated transactions or other events for consideration as recognized subsequent events in the quarterly financial statements through October 30, 2018. Additionally, the Company has evaluated transactions and other events that occurred through the issuance of these financial statements, December 21, 2018, for purposes of disclosure of unrecognized subsequent events.